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                                 Exhibit 23(a)





                        Consent of Independent Auditors



The Board of Directors and Stockholders
The Price REIT, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-3) of The Price REIT, Inc. for the registration of an aggregate maximum total of $10,566,750 of debt securities, preferred stock, common stock, and warrants for the purchase of its preferred stock or common stock of our report dated January 31, 1996, with respect to the consolidated financial statements and schedule of The Price REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                        /s/   ERNST & YOUNG LLP


San Diego, California
October 24, 1996